EXHIBIT 2.2
                                                                     -----------

                          INTERSTATE HOTELS CORPORATION
                               STOCKHOLDER VOTING
                                       AND
                              CONVERSION AGREEMENT

         VOTING AND CONVERSION AGREEMENT, dated as of May 1, 2002 (this "AGREEMENT"), among Meristar Hotels & Resorts, Inc., a Delaware corporation ("MERISTAR") and each of the persons set forth on Schedule A hereto (each, a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS").

                                    RECITALS:

         A. MeriStar and Interstate Hotels Corporation, a Maryland corporation (the "COMPANY" or "INTERSTATE"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which the Company will be merged with and into MeriStar on the terms and subject to the conditions set forth in the Merger Agreement. MeriStar will be the surviving corporation in the Merger. Except as otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed thereto in the Merger Agreement.

         B. As of the date hereof, except as set forth on Schedule A, each Stockholder beneficially owns and is entitled to (i) dispose of (or to direct the disposition of), to vote (or to direct the voting of), and, subject to any limitations imposed by the terms of such securities, to convert (or to direct the conversion of) the number of shares of Series B Convertible Preferred Stock of the Company (the "SERIES B SHARES") set forth opposite such Stockholder's name on Schedule A hereto (such Series B Shares, together with any other securities other than Notes (as defined below) issued by the Company, the beneficial ownership of which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 5.2 hereof, are collectively referred to herein as such Stockholder's "SUBJECT SHARES") and/or (ii) dispose of (or to direct the disposition of) and, subject to any limitations imposed by the terms of such securities, to convert (or to direct the conversion of) 8.75% Subordinated Convertible Notes of the Company (the "NOTES") in the principal amounts set forth opposite such Stockholder's name on Schedule A hereto (such Notes, together with any other Notes, the beneficial ownership of which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 5.2 hereof, are referred to as such Stockholder's "SUBJECT NOTES"). The Subject Notes and the Subject Shares are collectively referred to as such Stockholder's "SUBJECT SECURITIES". Set forth on Schedule A to this Agreement is (i) the "Applicable Conversion Rate" (as defined in the Articles Supplementary to the Charter of Interstate Designating the Series B Shares) for the Series B Shares and (ii) the "Conversion Price" (as defined in the Notes) for the Notes, each as in effect on the date hereof.

         C. As a condition and inducement to its willingness to enter into the Merger Agreement, MeriStar has requested that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                          I. VOTING OF SUBJECT SHARES

         1.1 AGREEMENT TO VOTE SUBJECT SHARES. From the date hereof until this Agreement is terminated pursuant to Section 5.2 hereof, at any meeting of the stockholders of the Company called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof) (the "INTERSTATE STOCKHOLDERS MEETING"), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of the stockholders of the Company, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares which it has the right to vote in favor of the adoption of the Merger Agreement and in favor of the Interstate Proposals and any other matter necessary or appropriate for the consummation of the transactions relating to the Merger contemplated by the Merger Agreement that is considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. At any meeting of the stockholders of the Company called to consider and vote upon any Adverse Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of the stockholders of the Company, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares which it has the right to vote against the adoption of such Adverse Proposal. For purposes of this Agreement, the term "ADVERSE PROPOSAL" means any (a) Interstate Acquisition Proposal that is not a Interstate Superior Proposal, (b) proposal or action that could reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company set forth in the Merger Agreement, or
(c) the following actions (other than the Merger, the other transactions contemplated by the Merger Agreement and any other action the approval of which has been recommended by the board of directors of the Company): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Interstate Subsidiary; (ii) a sale, lease or transfer of a material amount of assets of the Company or any Interstate Subsidiary, or a reorganization, recapitalization, dissolution or liquidation of the Company or any Interstate Subsidiary; (iii) (1) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof; (2) any change in the present capitalization of the Company or any amendment of the Company's charter or bylaws, as amended to date;
(3) any other material change in the Company's corporate structure or business; or (4) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement or increase the likelihood that such transactions will not be consummated.

         1.2 IRREVOCABLE PROXY. (a) (a) GRANT OF PROXY. Each Stockholder hereby appoints MeriStar and any designee of MeriStar, each of them individually, as of the record date for the Interstate Stockholders Meeting, as such Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of such Stockholder's Subject Shares which it has the right to vote (i) in accordance with Section 1.1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Maryland may permit or require in connection with any matter referred to in Section 1.1 hereof. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement and its existence will not be deemed to relieve the Stockholders of their obligations under Section 1.1 hereof. Each Stockholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 5.2 hereof, whereupon such proxy and power of attorney shall automatically terminate. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. For Subject Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder will cause any record owner of such Subject Shares to grant to MeriStar a proxy to the same effect as that contained herein.

              (b) OTHER PROXIES REVOKED. Each Stockholder represents that any proxy heretofore given in respect of such Stockholder's Subject Shares is not irrevocable (or if irrevocable, such Stockholder will have secured the termination of such proxy on or prior to the record date for the Interstate Stockholders Meeting), and hereby revokes any and all such proxies, such revocation to be effective on the record date for the Interstate Stockholders Meeting.

         1.3 CONSENT TO THE MERGER AGREEMENT AND POST-MERGER USE OF PROCEEDS. Each Stockholder hereby consents to the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby and by this Agreement. Each Stockholder hereby acknowledges and agrees that, following the Effective Time, there shall be no restriction or limitation on the use of the proceeds by MeriStar and its subsidiaries from the issuances of the Series B Shares or the Notes.

                          II. CONVERSION OF SECURITIES

         2.1 AGREEMENT TO CONVERT SUBJECT SECURITIES. Unless this Agreement is terminated pursuant to Section 5.2 hereof, each Stockholder will convert or cause to be converted all of such Stockholder's Subject Securities into Interstate Class A Common Stock on or prior to the record date for the Interstate Stockholders' Meeting in a manner consistent with that certain Conversion Incentive Agreement by and between the Company and CGLH Partners I LP and CGLH Partners II LP each, a Delaware limited partnership (the "INVESTOR STOCKHOLDERS"), and the Company shall deliver to the Stockholder certificates representing the number of validly issued, fully paid and nonassessable shares of Class A Common Stock equal to (i) in the case of such Stockholder's Subject Shares, the product obtained by multiplying the Applicable Conversion Rate for the Series B shares (as such term is defined in Articles Supplementary to the Charter of Interstate Designating the Series B Shares) by the number of Series B Shares being converted, and (ii) in the case of such Stockholder's Subject Notes, the quotient of the principal amount of Subject Notes to be converted divided by the Conversion Price (as such term is defined in the Notes), provided that, to the extent that conversion by such Stockholder of all of such Stockholder's Subject Securities is restricted by the Conversion Restrictions (as defined in Section 3.1(a)), such Stockholder will convert or cause to be converted the greatest quantity of such Subject Securities as does not result in a breach of such restrictions.

         2.2 RIGHT NOT TO CONVERT. Notwithstanding anything in Section 2.1 to the contrary, each Stockholder shall have the right but not the obligation (the "NON-CONVERSION RIGHT") not to convert such Stockholders' Subject Securities on or prior to the record date for the Interstate Stockholders Meeting if, on such record date there shall exist, in the reasonable opinion of a majority of such Stockholders, a Record Date Failure. As used in this Agreement, the term "RECORD DATE FAILURE" shall mean the failure to be satisfied of any of the conditions set forth in Section 6.1(e), Section 6.2(c), or Section 6.3(a), (c) or (f) of the Merger Agreement, PROVIDED, HOWEVER, that (i) any reference in such conditions to the "Closing Date" shall be read as a reference to the record date for the Interstate Stockholders Meeting, and (ii) any requirement for the receipt by any party of a certificate signed by any party shall be read out of such condition.

         2.3 CONVERSION FOLLOWING MERGER OF OUTSTANDING SUBJECT SECURITIES. Each Stockholder agrees that, as contemplated by Section 4.1(d) of the Notes and
Section 7(c) of the Articles Supplementary to the Charter of Interstate Designating the Series B Shares, (i) each of such Stockholder's Subject Securities outstanding immediately prior to the Effective Time (other than those that are Interstate Common Stock) shall be converted, immediately following the Effective Time, into that number of shares of Surviving Corporation Common Stock, associated MeriStar Rights and cash lieu of fractional shares, if any, as such Stockholder would have received upon exchange of such Subject Securities in the Merger had such Subject Securities been converted in accordance with their terms into shares of Interstate Common Stock immediately prior to the Merger if such conversion had been permitted pursuant to the terms of such securities and
(ii) each of such Stockholder's Subject Securities outstanding immediately prior to the Effective Time that are shares of Interstate Common Stock shall be exchanged in the Merger as provided for in the Merger Agreement.

                      III. REPRESENTATIONS AND WARRANTIES

         3.1 CERTAIN REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder, severally and not jointly, represents and warrants to MeriStar, as follows:

              (a) OWNERSHIP. Such Stockholder is the sole record and beneficial owner of the number or principal amount, as applicable, of Subject Securities set forth opposite such Stockholder's name on Schedule A hereto and, except as set forth on Schedule A, has full and unrestricted power to dispose of, to vote, to grant a proxy effective on the record date for the Interstate Stockholders Meeting in respect of and, subject to the restrictions on conversion set forth in such securities (the "CONVERSION RESTRICTIONS"). The Conversion Restrictions are the only restrictions on conversion to which the Subject Securities are subject. As of the record date for the Interstate Stockholders Meeting, except as set forth on Schedule A, such Stockholder shall have full and unrestricted power to dispose of, to vote and to grant a proxy effective on the record date for the Interstate Stockholders Meeting in respect of the Subject Securities and such Subject Securities are now, and at all times during the term hereof will be, held by such Stockholder or any Permitted Transferee (as defined in Section
4.1 hereof), or by a nominee or custodian for the benefit of such Stockholder or Permitted Transferee, free and clear of all Liens and proxies, except for any Liens or proxies arising hereunder or as set forth on Schedule A. Except pursuant to the terms of such Subject Securities or as set forth opposite such Stockholder's name on Schedule A hereto such Stockholder (i) does not beneficially own any securities issued by the Company on the date hereof; (ii) does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities issued by the Company that are or may by their terms become entitled to vote on any matter presented to the Company's stockholders or any securities that are convertible or exchangeable into or exercisable for any securities issued by the Company that are or may by their terms become entitled to vote on any matter presented to the Company's stockholders, nor is the Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement, that allows or obligates such Stockholders to vote, dispose of or acquire any securities issued by the Company; (iii) as of the record date for the Interstate Stockholders Meeting, will hold exclusive power to give consent with respect to such Stockholder's Subject Securities on any matter presented to the holders of such Subject Securities in respect of which such Subject Securities are entitled to vote or give consent and has not granted a proxy to any other person to vote such Subject Securities, subject to the limitations set forth in this Agreement. Each Stockholder that is a beneficial owner of Series B Shares represents and warrants to MeriStar that, as of the date hereof, the "Applicable Conversion Rate" (as defined in the Articles

Supplementary to the Charter of Interstate Designating the Series B Shares) for the Series B Shares is as set forth in Schedule A hereto. Each Stockholder that is a beneficial owner of Notes represents and warrants to MeriStar that, as of the date hereof, the "Conversion Price" (as defined in the Notes) for the Notes is as set forth in Schedule A hereto.

              (b) POWER AND AUTHORITY; EXECUTION AND DELIVERY. Such Stockholder has all requisite partnership or individual, as applicable, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with its terms. Such Stockholder, if not a natural person, is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

              (c) NO CONFLICTS. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which such Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) if applicable, such Stockholder's partnership agreement or similar constitutive documents, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which the Stockholder is bound, (iii) any injunction, judgment, writ, decree, order or ruling applicable to such Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and
(iii) for conflicts, violations, breaches or defaults that could not reasonably be expected to (1) impair the ability of such Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated this Agreement or the Merger Agreement.

              (d) BROKERS. Except as set forth in Section 3.19 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of such Stockholder that is or will be payable by the Company or any Interstate Subsidiary.

         3.2 REPRESENTATIONS AND WARRANTIES OF MERISTAR. MeriStar hereby represents and warrants to each Stockholder, that:

              (a) ORGANIZATION; AUTHORITY. MeriStar is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. MeriStar has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

              (b) EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered by MeriStar and constitutes a valid and binding obligation of MeriStar enforceable against MeriStar in accordance with its terms.

              (c) NO CONFLICTS. Neither the execution and delivery of this Agreement nor the performance by MeriStar of its obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) MeriStar's certificate of incorporation, bylaws or similar constitutive documents, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which MeriStar is a party or by which MeriStar is bound, (iii) any judgment, writ, decree, order or ruling applicable to MeriStar, or (iv) any law, statute, rule or regulation applicable to MeriStar; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that could not reasonably be expected to (1) impair the ability of MeriStar to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement.

                     IV. CERTAIN COVENANTS OF STOCKHOLDERS

         4.1 RESTRICTION ON TRANSFER OF SUBJECT SECURITIES, PROXIES AND NONINTERFERENCE. No Stockholder will, directly or indirectly: (a) except pursuant to the terms of this Agreement, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, (ii) enter into any contract, option or other arrangement or understanding with respect to, or (iii) vote or give consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Subject Securities other than any sale, transfer, assignment or other action restricted by this clause 4.1(a) to members of such Stockholder's immediate family, a family trust of such Stockholder, a charitable institution or Related Transferee of such Stockholder (as such term is defined in that certain Investor Agreement between the Company and certain of the Stockholders, dated as of October 20, 2000) (each, a "PERMITTED TRANSFEREE") if, in each case, the transferee of such Subject Securities agrees in writing to be bound by the terms hereof and notice of such sale, transfer or assignment, including the name and address of the purchaser, transferee or assignee, is delivered to MeriStar pursuant to Section 5.6 hereof; (b) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney with respect to any Subject Securities, deposit any Subject Securities into a voting trust or enter into a voting agreement with respect to any Subject Securities; or (c) take any action that could reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement.

         4.2 ADJUSTMENTS. (a) (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Subject Securities or any other similar action that would have the effect of changing a Stockholder's ownership of Subject Securities or (ii) a Stockholder becomes the beneficial owner of any additional Subject Securities, then the terms of this Agreement will apply to the Subject Securities held by such Stockholder immediately following the effectiveness of the events described in clause (i) or such Stockholder becoming the beneficial owner thereof, as described in clause
(ii).

              (b) Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify MeriStar of the number of any new Subject Securities acquired by such Stockholder, if any, after the date hereof.

         4.3 NO SOLICITATION. Subject to Section 5.16, no Stockholder will take, authorize or permit any of its partners, officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant for such Stockholder) ("REPRESENTATIVES") to take, any action that the Company would be prohibited from taking under the first sentence of Section 5.7(a) of the Merger Agreement (disregarding for purposes of this Section 4.3 the proviso to such sentence). Each Stockholder will, and will cause its Representatives to, immediately cease all existing discussions or negotiations with respect to any of the foregoing and promptly (and in any event within one business day) advise MeriStar in writing of the receipt by such Stockholder of a request for information or any inquiries or proposals relating to a Interstate Acquisition Proposal. Notwithstanding any provision of Sections 4.3 or 4.5 hereof the contrary, (a) if any Stockholder is a member of the Board of Directors of the Company, such member of the Board of Directors of the Company may take actions in such capacity to the extent permitted by Section 5.7 of the Merger Agreement, and (b) if any Stockholder is an officer of the Company, such officer may take actions in such capacity to the extent directed to do so by the Board of Directors in compliance with Section 5.7 of the Merger Agreement.

         4.4 WAIVER OF APPRAISAL RIGHTS. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

         4.5 COOPERATION. Each Stockholder will cooperate fully with MeriStar and the Company in connection with their respective reasonable best efforts to fulfill the conditions to the Merger set forth in Article VI of the Merger Agreement.

         4.6 DISCLOSURE. Each Stockholder hereby authorizes MeriStar to publish and disclose in any announcement or disclosure required by the SEC and the Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Subject Securities and the nature of its commitments, arrangements and understandings under this Agreement provided that such Stockholder is provided with a reasonable opportunity to review and comment on such disclosure.

                                V. MISCELLANEOUS

         5.1 FEES AND EXPENSES. (a) (a) Except as provided in Section 5.1(b), each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

              (b) MeriStar shall pay and shall reimburse Investor Stockholders, upon the Closing after receipt of the bill therefor, the reasonable documented fees and related out-of-pocket expenses ("INVESTOR STOCKHOLDER EXPENSES") incurred by the Investor Stockholders in connection with the Investor Stockholders' negotiation and preparation of this Agreement, the Merger Agreement, the Conversion Incentive Agreement and the consummation of the transactions contemplated hereby and thereby and in connection with any amendments, waivers or consents under or in respect of any such agreements prior to the Closing; provided, however, that Investor Stockholder Expenses shall not exceed the sum of $250,000.

         5.2 AMENDMENT; TERMINATION. This Agreement may not be amended except by an instrument in writing signed on behalf of MeriStar and each of the parties whose rights or obligations are changed by the terms of such amendment. This Agreement will terminate on the earliest to occur of (a) the Effective Time, (b) the date the Merger Agreement is terminated in accordance with its terms, or (c) the date on which MeriStar becomes entitled to terminate the Merger Agreement pursuant to Section 7.1(g) of the Merger Agreement. This Agreement may be earlier terminated by the mutual consent of the MeriStar and the Stockholders representing a majority of the Subject Securities subject to this Agreement. Except as set forth below, in the event of termination of this Agreement pursuant to this Section 5.2, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby will be automatically revoked; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

         Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 3.1(a), 3.1(b), 5.1,
5.5 and 5.15 hereof and the preceding sentence of this Section 5.2 will survive any termination of this Agreement indefinitely.

         5.3 EXTENSION; WAIVER. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of a right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         5.4 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES; SEVERAL OBLIGATIONS. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such matters. Neither the Merger Agreement nor this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies. The obligations of, and the representations and warranties made by, each Stockholder shall be several and not joint and shall relate only to such Stockholder.

         5.5 GOVERNING LAW; WAIVER OF JURY TRIAL. (a) (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

              (b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 5.5(b).

         5.6 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                  If to MeriStar:
                  1010 Wisconsin Avenue, N.W.
                  Washington, D.C.  20007
                  Attention:  Christopher L. Bennett, Esq.
                  Facsimile:  (202) 295-1026

                  With copies to:
                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention:  Richard S. Borisoff, Esq.
                  Facsimile:  (212) 757-3990

                  If to any of Thomas F. Hewitt, J. William
                  Richardson or Kevin P. Kilkeary:

                  Interstate Hotels Corporation
                  Foster Plaza Ten
                  680 Andersen Drive
                  Pittsburgh, PA 15520
                  Attention:  Timothy Q. Hudak, Esq.
                  Facsimile:  (412) 937-3116

                  With copies to:
                  Jones, Day, Reavis & Pogue
                  222 East 41st Street
                  New York, New York 10017-6702
                  Attention:  Jere R. Thomson, Esq.
                  Facsimile:  (212) 755-7306

                  If to either of the Investor Stockholders:
                  c/o Lehman Brothers Holdings Inc.
                  200 Vesey Street
                  12th Floor
                  New York, New York  10285
                  Attention:  Joseph Flannery

                  Facsimile:  (212) 526-7006

                  With copies to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  26th Floor
                  New York, New York  10004-1980
                  Attention:  Peter Golden, Esq.
                  Facsimile:  (212) 869-8586

                  and

                  Shapiro & Block LLP
                  315 Park Avenue South
                  19th Floor
                  New York, New York 10010
                  Attention:  Ellen Shapiro, Esq.
                  Facsimile:  (212) 505-4001

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         5.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Stockholder without the prior written consent of MeriStar or by MeriStar without the consent of the applicable Stockholder (and then only with respect to such Stockholder), and any such assignment or delegation that is not consented to will be null and void; PROVIDED that this Agreement, together with any rights, interests, or obligations of MeriStar hereunder, may be assigned or delegated, in whole or in part, by MeriStar to any direct or indirect wholly owned subsidiary of MeriStar without the consent of or any action by any Stockholder upon notice by MeriStar to each Stockholder affected thereby as herein provided; PROVIDED FURTHER, HOWEVER, that any such assignment shall not relieve MeriStar of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including, without limitation, any Person to whom any Subject Securities are sold, transferred or assigned).

         5.8 FURTHER ASSURANCES. Each Stockholder will execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by MeriStar in order to ensure that MeriStar receives the full benefit of this Agreement.

         5.9 PUBLICITY. MeriStar and each Stockholder will reasonably consult with each other party and with the Company before issuing any press release or otherwise making any public statements with respect to this Agreement and will not issue any such press release or make any such public statement before such consultation, except as may be required by Law or applicable stock exchange rules.

         5.10 ENFORCEMENT. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

         5.11 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

         5.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         5.13 HEADINGS. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

         5.14 REMEDIES NOT EXCLUSIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         5.15 JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery or other courts of the State of Delaware (a "DELAWARE COURT"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

              (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

              (c) No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.

              (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court,
(ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.

         5.16 FIDUCIARY DUTIES. Each Stockholder is signing this Agreement solely in such Stockholder's capacity as the beneficial owner of Subject Securities and, notwithstanding anything herein to the contrary, nothing contained herein shall limit or affect any actions taken by such Stockholder or any designee of such Stockholder in his or her capacity, if any, as an officer or director of the Company or any of its Subsidiaries and none of such actions in any such capacity shall be deemed to constitute a breach of this Agreement.

         5.17 BENEFICIAL OWNERSHIP. For purposes of this Agreement, the term "beneficial owner" shall have the meaning ascribed to such term under Rule 13d-3 under the Securities Exchange Act of 1934, and the terms "beneficially own" and "beneficial ownership" shall have correlative meanings therewith.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.


MERISTAR HOTELS & RESORTS, INC.

By:    /s/ Paul W. Whetsell
     ------------------------------------------------
     Name:  Paul W. Whetsell
     Title: Chairman and Chief Executive Officer

THOMAS F. HEWITT

By:    /s/ Thomas F. Hewitt
     ------------------------------------------------
     Name:  Thomas F. Hewitt
     Title: Chief Executive Officer

J. WILLIAM RICHARDSON

By:    /s/ J. William Richardson
     ------------------------------------------------
     Name:   J. William Richardson
     Title:  Vice Chairman and Chief Financial Officer

KEVIN P. KILKEARY

By:    /s/ Kevin P. Kilkeary
     ------------------------------------------------
     Name:   Kevin P. Kilkeary
     Title:  President, Chief Operating Officer

CGLH PARTNERS I LP

By:      MK/CG-GP LLC
         General Partner

         By:      CG Interstate Associates, LLC
                  a Managing Member

                  By:      Continental Gencom Holdings, LLC
                           its Sole Member

                           By:  /s/ Karim Alibhai
                               -----------------------------
                               Name:  Karim Alibhai
                               Title: Member

By:      KFP INTERSTATE, LLC
         a Managing Member

         By:      KFP Interstate, Ltd.
         its Sole Member

                  By:      Grosvenor, L.C.
                           its General

                           By:  /s/ Mahmood Khimji
                               -----------------------------
                               Name:  Mahmood Khimji
                               Title: President

By:      LB INTERSTATE GP LLC
         General Partner

         By:      PAMI LLC
         its Sole Member

                By:  /s/ Joseph F. Flannery
                    -----------------------------
                    Name:  Joseph F. Flannery
                    Title: Authorized Signatory

CGLH PARTNERS II LP

By:      MK/CG-GP LLC
         General Partner

         By:      CG Interstate Associates, LLC
                  a Managing Member

                  By:      Continental Gencom Holdings, LLC
                           its Sole Member

                           By:  /s/ Karim Alibhai
                               -----------------------------
                               Name:  Karim Alibhai
                               Title: Member

By:      KFP INTERSTATE, LLC
         a Managing Member

         By:      KFP Interstate, Ltd.
                  its Sole Member

                  By:      Grosvenor, L.C.
                           its General

                           By:  /s/ Mahmood Khimji
                               -----------------------------
                               Name:  Mahmood Khimji
                               Title: President

By:      LB INTERSTATE GP LLC
         General Partner

         By:      PAMI LLC
                  its Sole Member

                By:  /s/ Joseph F. Flannery
                    -----------------------------
                    Name:  Joseph F. Flannery
                    Title: Authorized Signatory

                                   SCHEDULE A



------------------------- ---------------------------- -------------------------
Stockholder               Number of Series B Shares1   Principal Value of Notes2
------------------------- ---------------------------- -------------------------
Thomas F. Hewitt*         100,000
------------------------- ---------------------------- -------------------------
J. William Richardson*    75,000
------------------------- ---------------------------- -------------------------
Kevin P. Kilkeary*        50,000
------------------------- ---------------------------- -------------------------
CGLH Partners I LP        500,000
------------------------- ---------------------------- -------------------------
CGLH Partners II LP                                    $25,000,000
------------------------- ---------------------------- -------------------------

--------
1 The Applicable Conversion Rate for the Series B Shares as of the date of this Agreement is 2.50.

2 The Conversion Price for the Notes as of the date of this Agreement is $4.00.

* The Series B Shares held by each of Thomas F. Hewitt, J. William Richardson and Kevin P. Kilkeary are subject to an irrevocable proxy granted pursuant to that certain Stockholders Agreement among CGLH Partners I LP, CGLH Partners II LP, the Stockholders and others, dated as of October 20, 2000, which proxy will terminate upon the conversion of the Series B Shares into Class A Common Stock of the Company.